Exhibit 10.1
HEALTH FITNESS CORPORATION
AGREEMENT FOR SEPARATION FROM EMPLOYMENT
     This Agreement for Separation from Employment (“Agreement”) is entered into this 31st day of January, 2008, between Jerry V. Noyce (“Noyce”) and Health Fitness Corporation (“HFC” or “Company”).
I. RECITALS
     A. Noyce has been employed by HFC as its Vice Chairman.
     B. In connection with his employment by HFC, Noyce executed an Employment Agreement dated November 30, 2000,as amended from time to time (the “Employment Agreement”).
     C. Also in connection with his employment by HFC, Noyce executed (i) a Restricted Stock Agreement dated June 1, 2007 (the “Restricted Stock Agreement”) granted to Noyce pursuant to the Company’s 2007 Equity Incentive Plan (the “Plan”) and (ii) numerous stock option agreements under which a total of 484,000 options to acquire common stock of HFC remain outstanding and unexercised as of the date hereof (the “Option Agreements”).
     D. Noyce and the Company have agreed that Noyce shall retire from his position as Vice Chairman of the Company and the parties have agreed that Noyce’s employment as Vice Chairman shall be deemed to have been terminated effective January 31, 2008 (the “Termination Date”).
II. AGREEMENTS
     For the consideration described below, the adequacy of which the parties acknowledge, the parties agree as follows:
     1. Retirement and Termination of Employment. Noyce’s retirement from the Company and his termination of employment as Vice-Chairman shall be deemed to have been effective as of the close of business on the Termination Date.
     2. Severance Payment. HFC will pay Noyce $275,000 within three (3) business days following satisfaction of the conditions in Section 8, which sum is equal to Noyce’s base salary for 2007. The parties acknowledge that such payment represents mutually negotiated consideration for Noyce’s contributions to the Company and for his continued support and consulting activities and that Noyce would not have been entitled to such severance under the Employment Agreement in the case of voluntary, as opposed to mutually negotiated, retirement.
     3. Vacation Pay. Within ten (10) days after the effective date of the Release (as defined in Section 5 herein), HFC shall pay to Noyce a lump sum in the amount of $2,985.34 to compensate him for his 22.58 days of accrued but unused paid PTO time through January 11, 2008, together with the sum of $132.21 per hour for each additional hour of PTO time that accrues after January 11, 2008, through the Effective Date.

     4. Benefits After Termination Date. Except as provided in this Paragraph 4 and in Paragraph 7 below, Noyce’s rights and benefits under any and all of the Company’s employee benefits plans and policies shall be deemed to terminate in their entirety after the Termination Date, including without limitation any automobile expense allowances, club memberships and similar perquisites.
          (a) Noyce’s rights pursuant to the Restricted Stock Agreement and Plan shall be revised as set forth in Exhibit A hereto effective upon satisfaction of the conditions in Section 8, with the intent that (i) Noyce shall receive a fully vested allocation of the appropriate number of shares of Restricted Stock for achievement of the 2007 Performance Objectives (as defined in such Agreement) as if he were still employed through December 31, 2009 (to the extent that such fully vested allocations are made to other Plan participants for achievement of such 2007 Performance Objectives), which shares shall be distributed to Noyce upon determination of the number of shares to which he is entitled after completion of the 2007 audit and provided that the conditions in Section 8 herein have been satisfied.
          (b) The Company shall pay Noyce $15,000 under the 2007 Bonus Program applicable to Noyce three (3) business days following satisfaction of the conditions in Section 8.
     5. Consulting Agreement. Effective immediately following the Effective Date of the Release, Noyce and HFC shall enter into a Consulting Agreement in the form attached as Exhibit B hereto.
     6. Release by Noyce. At the same time that he executes this Separation Agreement, Noyce shall execute the release that is attached as Exhibit C (the “Release”).
     7. Health Coverage. Subject to the conditions stated in Paragraph 11 below, if after the Termination Date, Noyce elects to continue his group health coverage (including dental) pursuant to COBRA, HFC shall pay the full cost (i.e., both the employer’s and employee’s portion of the applicable premiums) for coverage for the applicable COBRA period at the premium levels paid for such coverage in the case of employees electing similar coverage, until 18 months following the Termination Date, or the date on which Noyce reaches age 65, whichever first occurs.
     8. Conditions. HFC need not make the payments or provide the benefits described in Paragraphs 2, 4, or 7 above unless and until both of the following conditions have been satisfied:
          (a) Noyce executes the Release and delivers it to HFC within the time specified in the Release.
          (b) The applicable rescission period for the Release expires without Noyce’s rescission thereof.
     9. Exclusive Payments. Noyce shall not be entitled to any compensation or other payments from HFC except as provided in this Agreement.

     10. Protection of Trade Secrets and Confidential Business Data. Noyce agrees that his obligations set forth in Article IV of the Employment Agreement shall continue in full force and effect as to all Confidential Information (as defined therein) known to Noyce as of the Termination Date or learned by Noyce at any time thereafter.
     11. Restrictive Covenants. Noyce agrees that provisions of Sections 5.01 and 5.02 of the Employment Agreement shall continue in effect for a period of one year following the later of the Termination Date of this Agreement, or the date on which Noyce ceases to serve on the Board of Directors of the Company, or the date on which the Consulting Agreement terminates; provided that Section 5.01 of the Employment Agreement shall be modified to replace the words “25-mile radius of any HFC site as of the date of termination’ with the words “United States”. The provisions of Sections 5.04, 5.05, 5.06, 5.08, and all the provisions of Article VI, of the Employment Agreement, shall continue in full force and effect indefinitely.
     12. Acknowledgement and Remedies. Noyce hereby acknowledges that the provisions of Paragraphs 10 and 11 above are reasonable and necessary to protect the legitimate interests of HFC and that any violation of Paragraphs 10 or 11 by Noyce would cause substantial and irreparable harm to HFC to such an extent that monetary damages alone would be an inadequate remedy. In the event that Noyce violates any provision of Paragraphs 10 or 11 above, HFC shall be entitled to an injunction, in addition to all other remedies it may have, including without limitation (i) in the case of violations that are or reasonably may be expected to be material to the Company, prospective termination of any and all payments and benefits provided by this Agreement, and (ii) restraining Noyce from violating or continuing to violate such provision.
     13. Right to Consult with an Attorney. Noyce understands and acknowledges that he is hereby being advised by HFC to consult with an attorney prior to signing this Agreement and the Release.
     14. Consideration and Rescission. The periods described in the Release during which Noyce may consider whether to sign or may rescind the Release and the procedures stated in the Release for accepting or rescinding the Release also apply to this Agreement. The Release and this Agreement must be accepted or rescinded together. Rescission of one of these documents will be deemed a rescission of both of them.
     15. Entire Agreement. This Separation Agreement and the Release supersede all prior oral and written agreements, representations, and promises between the parties except that the Restricted Stock Agreement and Option Agreements shall continue in full force and effect according to its terms. This Agreement, the Release, the Restricted Stock Agreement, and such other benefit plans as continue in force hereunder constitute the entire agreement between the parties with respect to Noyce’s employment with HFC and the termination of that employment. Noyce acknowledges that there were no inducements or representations leading to the execution of this Agreement or the Release, except as stated in this Agreement.
     16. Voluntary and Knowing Action. The parties acknowledge that they understand the terms of this Agreement and that they are voluntarily entering into this Agreement. The parties intend to be legally bound. Noyce represents that he is legally able and entitled to enter into this Agreement and the Release and to receive the payments described in above.
     17. Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.
     18. Jurisdiction and Venue. Noyce and HFC consent to the jurisdiction of the courts of the State of Minnesota and the United States District Court for the District of Minnesota for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party and venue in the state and federal courts identified above.
     19. Tax Matters.
          (a) HFC may withhold from any payments due to Noyce pursuant to this Agreement required taxes and other deductions.
          (b) Noyce acknowledges and agrees that neither HFC nor anyone acting on its behalf has made any representations to him concerning the tax consequences of entering into this Agreement and receiving the consideration specified in it and that he has not relied on any tax advice from HFC or anyone acting on its behalf.

HEALTH FITNESS CORPORATION

/s/ Jerry V. Noyce Jerry V. Noyce	By	/s/ Gregg O. Lehman
	Its	President and CEO